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                                                                   Exhibit 10.16

                     EXECUTIVE CHANGE OF CONTROL AGREEMENT

                               December 27, 2000

Fred Yentz                                        EXECUTIVE
2403 NW 40th Circle
Boca Raton, FL 33431


RadiSys Corporation
an Oregon corporation
5445 NE Dawson Creek Parkway
Hillsboro, Oregon 97124                           THE COMPANY


     1. EMPLOYMENT RELATIONSHIP. Executive is currently employed by the Company as Vice President and General Manager of one of the Company's divisions. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

     2. RELEASE OF CLAIMS. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as EXHIBIT A ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to the Company within the later of (a) 45 days from the date Executive receives the Release of Claims or (b) the last day of Executive's active employment.

     3.  ADDITIONAL COMPENSATION UPON CERTAIN TERMINATION EVENTS.

         3.1. CHANGE OF CONTROL. In the event of a Termination of Executive's Employment (as defined in Section 6.1) other than for Cause (as defined in Section 6.2), death or Disability (as defined in Section 6.4), within 12 months following a Change of Control (as defined in Section 6.3 of this Agreement) or within three months preceding a Change of Control, and contingent upon Executive's execution of the Release of Claims without revocation and compliance with Section 8, Executive shall be entitled to the following benefits:

               (a) As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a single payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation, an amount in cash equal to 12 months of Executive's annual base pay at the rate in effect immediately prior to the date of termination.

               (b) Executive is entitled to extend coverage under any group health plan in which Executive and Executive's dependents are enrolled at the time of termination of
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employment under the COBRA continuation laws for the 18-month statutory period, or so long as Executive remains eligible under COBRA. The Company will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of 12 months under the COBRA continuation laws Executive's group health and dental plan coverage in effect at the time of termination. Executive may use this payment, as well as any payment made under Section 3.1(a), for such COBRA continuation coverage or for any other purpose.

                  (c) All stock options granted to the Executive under the Company's 1995 Stock Incentive Plan or any other equity plan shall become immediately exercisable in full in accordance with the applicable provisions of the relevant option agreement and plan, and such stock options that are not Incentive Stock Options under the Internal Revenue Code or 1986, as amended, shall also be amended to permit the Executive to exercise such stock options for a period of 90 days after the effective date of the Executive's termination.

         3.2 CERTAIN LIMITATIONS. Notwithstanding the foregoing, if the total payments and benefits to be paid to or for the benefit of Executive under this Agreement would cause any portion of those payments and benefits to be "parachute payments" as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any successor provision, the total payments and benefits to be paid to or for the benefit of Executive under this Agreement shall be reduced to an amount that would not cause any portion of those payments and benefits to constitute "parachute payments."

         4.       WITHHOLDING; SUBSEQUENT EMPLOYMENT.

                  4.1 WITHHOLDING. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.

                  4.2 OFFSET. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

         5. OTHER AGREEMENTS. If severance benefits are payable to Executive under any other agreement with the Company in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agrement.


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         6.       DEFINITIONS.

                  6.1 TERMINATION OF EXECUTIVE'S EMPLOYMENT. Termination of Executive's Employment means that the Company has terminated Executive's employment with the Company (including any subsidiary of the Company). Termination of Executive's Employment shall also include termination by Executive by written notice to the Company also for "Good Reason" based on:

                           (a)      a significant reduction by the
                  Company or the surviving company in Executive's base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally;

                           (b)      a significant reduction by the
                  Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

                           (c)      The Company or the surviving
                  company requires Executive to be based more than 50 miles from where Executive's office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

                           (d)      The assignment of Executive to a
                  different title, job or responsibilities that results in a material decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive's level of responsibility for the Company's operations prior to the Change of Control; provided, that Good Reason shall not exist if Executive continues to have substantially the same or a greater general level of responsibility with respect to the former operations of the Company after the Change of Control as Executive had prior to the Change of Control even if the former such operations are a subsidiary or division of the surviving company.

                  6.2 CAUSE. Termination of Executive's Employment for "Cause" shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial


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performance is delivered to Executive by the Board of Directors, the
Chief Executive Officer or the President of the Company which specifically identifies the manner in which the Board of Directors or the Company believes that Executive has not substantially performed Executive's duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

     6.3 CHANGE OF CONTROL. A Change of Control shall mean that one of the following events has taken place:

          (a)  The shareholders of the Company approve one of the following:

               (i) Any merger or statutory plan of exchange involving the Company ("Merger") in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50 percent of the voting securities of the surviving corporation after the Merger; or

               (ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

          (b) A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of the Company.

          (c) The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing more than 50 percent of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer


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                  described in (b) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

                  6.4 DISABILITY. "Disability" means Executive's absence from Executive's full-time duties with the Company for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive's duties. This Agreement does not apply if the Executive is terminated due to Disability.

         7. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

         8. RESIGNATION OF CORPORATE OFFICES; REASONABLE ASSISTANCE. Executive will resign Executive's office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive further agrees that, if requested by the Company or the surviving company following a Change of Control, Executive will continue his employment with the Company or the surviving company for a period of up to six months following the Change of Control in any capacity requested, consistent with Executive's area of expertise, provided that the Executive receives the same salary and substantially the same benefits as in effect prior to the Change of Control. Executive agrees to provide the Company such written resignation(s) and assistance upon request and that no severance will be paid until after such resignation(s) or services are provided.

         9. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.

         10. AMENDMENT. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and the Company.


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         11.      SEVERABILITY. If any of the provisions or terms of this
Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.



RADISYS CORPORATION



By: /s/ Glenford J. Myers                       /s/ Fred Yentz
   -------------------------------------        --------------------------------
   Glenford J. Myers                            Fred Yentz       1/2/2001
   Chief Executive Officer and President


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